UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2019

Ditech Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Maryland	001- 13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Virginia Drive, Suite 100

Fort Washington, PA 19034

(Address of principal executive offices, including zip code)

(844) 714-8603

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, the Board of Directors (the “Board”) of Ditech Holding Corporation (the “Company”) elected not to make the approximately $9 million cash interest payment (the “Interest Payment”) due and payable on December 17, 2018 with respect to the Company’s outstanding 9.0% Second Lien Senior Subordinated PIK Toggle Notes due 2024 (the “Second Lien Notes”) issued under the indenture governing the Second Lien Notes (the “Indenture”). The Company had sufficient liquidity on December 17, 2018 to make the Interest Payment. However, the Board elected not to make the Interest Payment as active discussions continue with certain of the Company’s creditors and other parties in interest regarding the Company’s previously announced evaluation of strategic alternatives.

The Company’s failure to make the Interest Payment within thirty days after it was due and payable constitutes an “event of default” under the Indenture. As active discussions are still ongoing regarding the Company’s evaluation of strategic alternatives, the Board determined that the Company would not make the Interest Payment prior to the expiration of the thirty day grace period even though it had sufficient liquidity to do so as of January 16, 2019, resulting in an event of default under the Indenture. An event of default under the Indenture also constitutes an “event of default” under the Company’s Second Amended and Restated Credit Agreement, dated as of February 9, 2018 (as amended, the “Credit Agreement”) and certain of the Company’s warehouse facility agreements (the “Warehouse Facility Agreements”).

On January 16, 2019, the Company and, as applicable, certain of its subsidiaries, entered into forbearance agreements (each a “Forbearance Agreement” and collectively the “Forbearance Agreements”) with (i) certain holders of greater than 75% of the aggregate principal amount of the outstanding Second Lien Notes (collectively, the “2L Holders”), (ii) certain lenders holding greater than 50% of the sum of (a) the loans outstanding, (b) letter of credit exposure and (c) unused Commitments under the Credit Agreement at such time and the administrative agent and collateral agent under the Credit Agreement (collectively, the “Credit Agreement Forbearing Parties”) and (iii) the requisite buyers and variable funding noteholders, as applicable, under the Warehouse Facility Agreements (collectively, the “Warehouse Lenders”).

Pursuant to the Forbearance Agreements, subject to certain terms and conditions, the 2L Holders, Credit Agreement Forbearing Parties and Warehouse Lenders have agreed to temporarily forbear from the exercise of any rights or remedies they may have in respect of the aforementioned events of default or other defaults or events of default arising out of or in connection therewith. The Forbearance Agreements terminate on February 8, 2019, unless certain specified circumstances cause an earlier termination.

The above descriptions of the terms of the Forbearance Agreements do not purport to be complete and are qualified in their entirety by the full text of the Forbearance Agreements, which are attached as exhibits hereto and are incorporated herein by reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure under Item 1.01 above is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2019, the Company entered into a Termination Letter Agreement (the “Letter Agreement”) with its Chief Operating Officer, Ritesh Chaturbedi, pursuant to which Mr. Chaturbedi’s employment with the Company has terminated as of the date specified therein. Under the terms of the Letter Agreement, and consistent with the terms of Mr. Chaturbedi’s employment letter agreement with the Company dated April 18, 2018, Mr. Chaturbedi is entitled to receive a severance benefit equal to one-times Mr. Chaturbedi’s current base salary, payable in installments over a period of 12 months, subject to Mr. Chaturbedi executing and not revoking a release of claims against the Company. Mr. Chaturbedi’s obligations under his Confidentiality, Non-Interference, and Invention Assignment Agreement with the Company dated April 18, 2018 will continue in full force and effect.

The above description of the terms of the Letter Agreement does not purport to be complete and is qualified in its entirety by the full text of the Letter Agreement, which is attached as Exhibit 10.4 hereto and is incorporated by herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index

EXHIBIT INDEX

Exhibit No.	Description

10.1	Forbearance Agreement, dated January 16, 2019 by and among the Company, the guarantors under the Indenture and the 2L Holders

10.2	Forbearance Agreement, dated January 16, 2019 by and among the Company and the Credit Agreement Forbearing Parties

10.3	Forbearance Agreement, dated January 16, 2019 by and among the Company and certain of its subsidiaries and the Warehouse Lenders

10.4	Termination Letter Agreement, dated January 14, 2019 between Ritesh Chaturbedi and the Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ditech Holding Corporation

Date: January 17, 2019
	By:	/s/ John J. Haas
John J. Haas, General Counsel, Chief Legal Officer and Secretary